Exhibit 99.1

CONTACTS:	Metro One Telecommunications, Inc.
Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jason Golz (Investors)
(415) 439-4532

METRO ONE REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

PORTLAND, Oregon – August 10, 2006 – Metro One Telecommunications, Inc. (Nasdaq: INFO) today reported financial results for the second quarter ended June 30, 2006.

Revenue for the second quarter of 2006 was $5.1 million, compared to $20.1 million in the second quarter of 2005.  Net loss for the second quarter was $5.6 million, or a loss of $0.90 per share, which included a charge associated with the Company’s cost reduction plans of $0.8 million or $0.12 per diluted share.  This compares to a net loss of $9.2 million, or a loss of $1.48 per share in the same quarter last year, which included a charge of $1.3 million or $0.20 per share.

Revenue for the six months ended June 30, 2006 was $20.3 million and included one-time payments of $5.75 million from Nextel in accordance with the “Settlement Agreement and Disentanglement Transition Plan” between the parties.  This compares to $38.5 million for the same period in 2005.  Net loss for the first half of 2006 was $11.3 million, or a loss of $1.81 per share, which included restructuring charges of $5.8 million, or $0.93 per share. Net loss for the same period in 2005 was $22.6 million, or a loss of $3.61 per share, which including the restructuring charge of $1.3 million, or $0.20 per share.

The decline in Metro One’s revenue in the second quarter was primarily due to reduced call volume as a result of the previously announced transition of the Nextel business.  Much of the restructuring efforts that were part of the transition were completed during the second quarter, including workforce reductions, resolution of operating leases, reduced service provisioning costs and asset sales.

“We continue to execute on our detailed business plan with the goal of returning to profitability,” said Gary Henry, Metro One’s president and chief executive officer.  “I am excited about our new customer wins and extending existing customer relationships.  I believe this success is indicative of market confidence in Metro One and of demand that continues to exist for high-quality voice-based directory assistance and information services to customers of telecom services providers.  Our sales pipeline is growing, with prospective customers at various stages in our sales cycle.”

Recently, the Company renewed contracts with XO Communications, Midwest Wireless and SunCom Wireless and announced new customer contracts with Jingle Networks, Chinook Wireless and Mobi PCS.  Excluding the effects of the Nextel business, revenues from new and on-going customers grew by 32% in the second quarter as compared to the first quarter of 2006.

“We remain focused on the objectives of growing our customer base, continuing to reduce the cost of service delivery, extending our reach into data services markets and intelligently investing in the right parts of the business at the right time.  We made significant progress in our efforts to reduce our cost of delivery through reduced labor costs and improved operating efficiencies.  We also continue to manage our cash and maintain a strong balance sheet.  Our next key milestone is to achieve cash flow breakeven, while our long-term goal is to resume consistent profitable growth,” concluded Henry.

Teleconference and Webcast

Metro One will host a conference call and audio webcast today at 2:00 p.m. Pacific time to discuss financial results for the second quarter ended June 30, 2006. The conference call can be accessed by dialing 800-540-0559.  The passcode is “Metro One.”  A replay of this call will be available for seven days. This replay can be accessed by dialing 402-220-1117.

A live webcast of this conference call can be accessed at the Company’s website at www.metro1.com. An archive of the webcast will be available for approximately 90 days following the conclusion of the teleconference.

About Metro One Telecommunications

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates call centers in the United States.  Metro One handled approximately 231 million requests for information in 2005.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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(Tables follow)

METRO ONE TELECOMMUNICATIONS, INC

Balance Sheets

(Dollars in thousands)

	06/30/2006	12/31/2005

Cash and cash equivalents	$15,725	$17,769
Restricted cash	6,160	6,860
Accounts receivable	3,746	11,982
Prepaid costs and other current assets	2,356	1,759

Total current assets	27,987	38,370

Furniture, fixtures and equipment, net	4,162	7,963
Intangible assets	5,004	5,382
Other assets	134	302

Total assets	$37,287	$52,017

Accounts payable	$756	$534
Accrued liabilities	2,462	2,637
Accrued payroll and related costs	5,256	8,553

Total current liabilities	8,474	11,724

Other long-term liabilities	445	626

Total liabilities	8,919	12,350

Common stock	119,937	119,937
Accumulated deficit	(91,569)	(80,270)

Total shareholders’ equity	28,368	39,667

Total liabilities and shareholders’ equity	$37,287	$52,017

METRO ONE TELECOMMUNICATIONS, INC

Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	06/30/2006	06/30/2005	06/30/2006	6/30/2005

Revenues	$5,118	$20,149	$20,347	$38,528

Costs and expenses:
Direct operating	3,764	14,743	11,529	31,963
Selling, general and administrative	5,241	12,108	12,347	25,325
Depreciation and amortization	1,120	1,593	2,355	3,205
Restructuring charges	761	1,275	5,777	1,275
	10,886	29,719	32,008	61,768

Loss from operations	(5,768)	(9,570)	(11,661)	(23,240)

Other income	225	273	412	568

Loss before income taxes	(5,543)	(9,297)	(11,249)	(22,672)
Income tax expense (benefit)	50	(50)	50	(81)

Net loss	$(5,593)	$(9,247)	$(11,299)	$(22,591)

Loss per common share:
Basic	$(0.90)	$(1.48)	$(1.81)	$(3.61)
Diluted	$(0.90)	$(1.48)	$(1.81)	$(3.61)

Shares used in per share calculation:
Basic	6,233	6,265	6,233	6,256
Diluted	6,233	6,265	6,233	6,256